Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-183143 and No. 333-233880) on Form F-3 of our reports dated July 29, 2021, with respect to the consolidated financial statements of Global Cord Blood Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

July 29, 2021